EXHIBIT 3.1

                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000


                                                              AUGUST 6, 1997



Corporate Income Fund,
Intermediate Term Series-101
Defined Asset Funds


Merrill Lynch, Pierce, Fenner & Smith Incorporated
Smith Barney Inc.
PaineWebber Incorporated
Prudential Securities Incorporated
Dean Witter Reynolds Inc.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Defined Asset Funds
P.O. Box 9051
Princeton, N.J. 08543-9051


Dear Sirs:



  We have acted as special counsel for you, as sponsors (the "Sponsors") of the Intermediate Term Series--101 of Corporate Income Fund, Defined Asset Funds (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units") in accordance with the Trust Indenture relating to the Fund (the "Indenture").


  We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and instruments as we have deemed necessary or advisable for the purpose of this opinion.


  Based upon the foregoing, we are of the opinion that (i) the execution and delivery of the Indenture and the issuance of the Units have been duly authorized by the Sponsors and (ii) the Units, when duly issued and delivered by the Sponsors and the Trustee in accordance with the Indenture, will be legally issued, fully paid and nonassessable.


  We hereby consent to the use of this opinion as Exhibit 3.1 to the Registration Statement relating to the Units filed under the Securities Act of 1933 and to the use of our name in such Registration Statement and in the related prospectus under the headings "Taxes" and "Miscellaneous--Legal Opinion".


                               Very truly yours,




                               Davis Polk & Wardwell


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